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                                                                      Exhibit 21


            Subsidiaries of Russian Wireless Telephone Company, Inc.,
                             a Delaware corporation


ZAO Corbina Telecommunications, a closed joint stock company organized under the laws of the Russian Federation - 75% owned by Registrant

ZAO CompTel Ltd. ("CompTel"), a closed joint stock company organized under the laws of the Russian Federation - 75% owned by Registrant

ZAO Investelektrosvyaz, a closed joint stock company organized under the laws of the Russian Federation - 51% owned by CompTel